EXHIBIT 3.2

ARTICLES SUPPLEMENTARY

RECLASSIFYING 4,500,000 SHARES OF COMMON STOCK INTO
LIMITED VOTING STOCK

PARKWAY PROPERTIES, INC.

PARKWAY PROPERTIES, INC., a Maryland corporation (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST: Pursuant to authority granted to and vested in the Board of Directors of the Corporation (the “Board”) by Article V, Section 3 the Charter of the Corporation (the “Charter”), and pursuant to the provisions of Section 2-208 of the Maryland General Corporation Law (the “MGCL”), the Board, at a meeting held on September 4, 2013, adopted resolutions duly classifying 4,500,000 shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Corporation into a new series of 4,500,000 shares of capital stock to be designated as “Limited Voting Stock, par value $.001 per share,” of the Corporation (the “Limited Voting Stock”) and has provided for the issuance of such shares.

SECOND: The reclassification increases the number of shares classified as Limited Voting Stock from no shares immediately prior to the reclassification to 4,500,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Common Stock from 220,000,000 shares immediately prior to the reclassification to 215,500,000 shares immediately after the reclassification.

THIRD: Subject in all cases to the provisions of Article V of the Charter, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Limited Voting Stock of the Corporation:

Section 1.    Certain Definitions. For purposes of these Articles Supplementary, the following capitalized terms shall have the meanings set forth below:

(i)“Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person. Control of any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or interests, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(ii)“Immediate Family Member” shall mean, with respect to any natural Person, such natural Person’s estate or heirs or current spouse or former spouse, parents, parents-in-law, children (whether natural, adopted or by marriage), siblings and grandchildren and any trust or estate, all of the beneficiaries of which consist of such Person or such Person’s spouse, or former spouse, parents, parents-in-law, children, siblings or grandchildren.

(iii)“Operating Partnership” shall mean Parkway Properties LP, a Delaware limited partnership.

(iv)“Paired Partnership Unit” shall mean, with respect to a share of the Corporation’s Limited Voting Stock, the Partnership Unit that is paired with such share of Limited Voting Stock with on a one-for-one basis.

(v)“Paired Unit” shall mean a unit consisting of one share of Limited Voting Stock and one Partnership Unit, issued simultaneously and on a one-for-one basis.

(vi)“Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as the same may be amended from time to time.

(vii)“Partnership Unit” shall mean a unit of limited partnership interest in the Operating Partnership.

(viii)“Permitted Transferee” shall mean (a) a Person to whom Limited Voting Stock is issued by the Corporation, (b) an Affiliate of a Person referred to in the preceding clause (a), (c) an Immediate Family Member of a natural Person referred to in the preceding clause (a), (d) a trust for the benefit of a charitable beneficiary, or (e) a charitable foundation.

(ix)“Transfer” shall mean any direct or indirect sale, assignment, hypothecation or other transfer of any Paired Unit.

Section 2.    Designation and Amount. This series of Equity Stock (as defined in the Charter) is designated as Limited Voting Stock, par value $.001 per share. The number of shares constituting the Limited Voting Stock shall be 4,500,000.

Section 3.    Limitations. Without limitation of the other provisions of the Charter (including Article V thereunder), any issuance and/or transfer of Limited Voting Stock that would result in any violation of any restriction on ownership and/or transfer set forth in Section 2(b) of the Charter shall be void ab initio, as to the issuance and/or transfer of such shares of Limited Voting Stock that would violate any such restriction, and the intended recipient or transferee thereof, as the case may be, shall acquire no rights in such shares of Limited Voting Stock.

Section 4.    Dividend Rights. No dividends or other distributions shall be paid with respect to the shares of Limited Voting Stock, and the holders thereof shall not be entitled or eligible to receive and shall not receive any dividends or other distributions from the Corporation with respect thereto.

Section 5.    Voting Rights.

(a)Limited Voting Rights. Each share of Limited Voting Stock shall entitle the holder thereof to one (1) vote on the following matters only, and only in circumstances in which holders of Common Stock are entitled to vote pursuant to the Charter or as otherwise required by the MGCL:

(i)the election of directors;

(ii)any amendment, alteration or repeal of any provision of the Charter;

(iii)any merger, consolidation, reorganization or other business combination of the Corporation with or into any other entity;

(iv)the sale, lease, exchange, transfer, conveyance or other disposition of all or substantially all the Corporation’s assets in a single transaction or series of related transactions; or

(v)any liquidation, dissolution or winding up of the Corporation.

Except as otherwise set forth in this Section 5(a), or except as otherwise from time to time required by the MGCL, the holders of shares of Limited Voting Stock will have no voting rights.

(b)Voting as a Single Class. With respect to any matter on which the Limited Voting Stock is entitled to vote pursuant to the provisions of Section 5(a) of this Article Third, the Common Stock and the Limited Voting Stock shall vote together as a single class, except if otherwise required by the MGCL.

Section 6.    Redemption Rights. The Limited Voting Stock has the following redemption rights:

(i)In the event that a holder of shares of Limited Voting Stock shall Transfer (1) any Paired Unit to any Person other than a Permitted Transferee, (2) any share of Limited Voting Stock separate and apart from the Paired Partnership Unit with which it is paired, (3) any Paired Partnership Unit separate and apart from the share of Limited Voting Stock with which it is paired, then in each case the share of Limited Voting Stock included in such Paired Unit shall automatically and without further action be redeemed by the Corporation without consideration.

(ii)In the event that any Paired Partnership Unit is redeemed pursuant to the terms and conditions of the Partnership Agreement, the share of Limited Voting Stock paired with such Paired Partnership Unit shall automatically and without further action be redeemed by the Corporation without consideration.

(iii)To the extent that a share of Limited Voting Stock is not otherwise paired with a Partnership Unit, such share shall automatically and without further action be redeemed by the Corporation without consideration.

Section 7.    Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Limited Voting Stock shall not be entitled to any distributions.

Section 8.    Conversion.    The Limited Voting Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

Section 9.    Status of Redeemed Stock.  All shares of Limited Voting Stock that have been issued and redeemed or reacquired in any manner by the Corporation shall be returned to the status of authorized but unissued shares of Limited Voting Stock. The Board may reclassify any unissued shares of Limited Voting Stock from time to time in one or more classes or series of Equity Stock (as defined in the Charter).

Section 10.    Rights of Objecting Stockholders. Holders of Limited Voting Stock shall not be entitled to exercise the rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL.

[Signature page follows.]

IN WITNESS WHEREOF, PARKWAY PROPERTIES, INC. has caused these presents to be signed in its name and on its behalf by its Executive Vice President, Chief Financial Officer and Chief Investment Officer and witnessed by its Executive Vice President, General Counsel and Secretary on December 18, 2013.

PARKWAY PROPERTIES, INC.

/s/ David O’Reilly
Name:    David O’Reilly

Title:	Executive Vice President, Chief Financial Officer and Chief Investment Officer

WITNESS

/s/ Jeremy R. Dorsett
Name:    Jeremy R. Dorsett

Title:	Executive Vice President, General Counsel and Secretary

THE UNDERSIGNED, Executive Vice President, Chief Financial Officer and Chief Investment Officer of PARKWAY PROPERTIES, INC., who executed on behalf of the Corporation the Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under penalties of perjury.

/s/ David O’Reilly
Name:    David O’Reilly

Title:	Executive Vice President, Chief Financial Officer and Chief Investment Officer